Exhibit 16.1 to Form 8-K



September 10, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

         We have read Item 4 of Form 8-K dated September 10, 1999, of RSI Holdings, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and with the second and third paragraphs under
Item 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                        /s/ Ernst & Young, LLP